Exhibit 99.1
For Additional Information:
Haug Scharnowski, Vice President Corporate Relations
763-535-8333
hscharnowski@navarre.com
NAVARRE CORPORATION COMPLETES
$19.95 MILLION PRIVATE PLACEMENT
MINNEAPOLIS, March 21, 2006 – Navarre Corporation (Nasdaq: NAVR), a publisher and distributor of a broad range of home entertainment and multimedia software products, announced today that it has entered into a purchase agreement for and completed a $19.95 million private placement to accredited investors of approximately 5.7 million shares of its common stock at $3.50 per share and approximately 1.4 million five-year warrant shares to purchase common stock exercisable at $5.00 per share. Net proceeds from the private placement, together with cash reserves and cash from operations, will be used to repay in full the Company’s $25 million Term Loan C sub-facility with General Electric Capital Corporation. With the elimination of the Term Loan C sub-facility, which carried an annual interest rate of LIBOR + 5.75%, the Company expects to significantly reduce its interest expense in fiscal year 2007. Craig-Hallum Capital Group LLC acted as the sole placement agent for the transaction.
Eric Paulson, Navarre’s Chairman and CEO, stated, “This transaction provides us an opportunity to eliminate our highest-interest rate debt and to further de-leverage the Company. Since inception of the GECC credit facility on May 11, 2005 the Company has paid down its credit facility debt by approximately $59.9 million. We are optimistic about our upcoming fiscal year 2007 and the completion of this private placement reflects market confidence in our future.”
The securities offered and sold in this private placement were sold in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The securities have not been registered under the Securities Act or any state securities laws and the securities may not be offered or sold absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. In connection with the offering, Navarre has agreed, subject to certain terms and conditions, to file a registration statement under the Securities Act covering the resale of the shares purchased and the shares issuable upon exercise of the warrant by the placement agent.
This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy shares or warrants.

About Navarre Corporation
Navarre Corporation (NASDAQ: NAVR) is a publisher and distributor of a broad range of home entertainment and multimedia products, including PC software, CD audio, DVD and VHS video, video games and accessories. Since its founding in 1983, the Company has established distribution relationships with customers across a wide spectrum of retail channels which includes mass merchants, discount, wholesale club, office and music superstores, military and e-tailers nationwide. The Company currently provides its products to over 18,000 retail and distribution center locations throughout the United States and Canada. Navarre has recently expanded its business to include the licensing and publishing of home entertainment and multimedia content, primarily through the acquisitions of Encore Software, Inc., BCI Eclipse Company, LLC, FUNimation Productions, Ltd. and The FUNimation Store, Ltd. For more information, please visit the company’s web site at www.navarre.com.
Safe Harbor
“The statements in this press release that are not strictly historical are “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to be covered by the safe harbors created by these sections. The forward-looking statements are subject to risks and uncertainties and the actual results that the Company achieves may differ materially from these forward-looking statements due to such risks and uncertainties, including, but not limited to: the Company’s revenues being derived from a small group of customers; the Company’s dependence on significant vendors; the Company’s dependence upon software developers and manufacturers and popularity of their products; the Company’s ability to maintain and grow its exclusive distribution business through agreements with music labels; the Company’s dependence upon a key employee and its founder, namely, Eric H. Paulson, Chairman of the Board and Chief Executive Officer; the Company’s ability to attract and retain qualified management personnel; uncertain growth in the publishing segment; the acquisition strategy of the Company, including the successful integration of FUNimation, could disrupt other business segments and/or management; the seasonality and variability in the Company’s business and that decreased sales during peak season could adversely affect its results of operations; the Company’s ability to meet its significant working capital requirements related to distributing products; the Company’s ability to avoid excessive inventory return and obsolescence losses; the potential for inventory values to decline; the Company’s credit exposure due to reseller arrangements or negative trends which could cause credit loss; the Company’s ability to adequately and timely adjust cost structure for decreased demand; the Company’s ability to compete effectively in distribution and publishing, which are highly competitive industries; the Company’s dependence on third-party shipping of its product; the Company’s dependence on information systems; technological developments, particularly in the electronic downloading arena which could adversely impact sales, margins and results of operations; increased counterfeiting or piracy which could negatively affect demand for the Company’s products; the Company may not be able to protect its intellectual property; interruption of the Company’s business or catastrophic loss at a facility which could curtail or shutdown its business; the potential for future terrorist activities to disrupt operations or harm assets; significant Company stock volatility; the exercise of outstanding warrants and options adversely affecting stock price; the Company’s anti-takeover provisions, its ability to issue preferred stock and its staggered board may discourage take-over attempts beneficial to shareholders; because the Company does not intend to pay dividends, stock appreciation may yield the only return on an investment in Company stock; and the Company’s directors may not be personally liable for certain actions which may discourage shareholder suits against them. Other than the initial risk stated above, a detailed statement of risks and uncertainties is contained in the Company’s reports to the Securities and Exchange Commission, including in particular the Company’s Form 10-K and Form 10-K/A for the year ended March 31, 2005. Investors and shareholders are urged to read this document carefully.”
The Company can offer no assurances that any projections, assumptions or forecasts made or discussed in this release NAVARRE CORPORATION COMPLETES $19.95 MILLION PRIVATE PLACEMENT, dated March 21, 2006, will be met, and investors should understand the risks of investing solely due to such projections. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.
     Investors and shareholders may obtain free copies of the public filings through the website maintained by the SEC at http://www.sec.gov/ or at one of the SEC’s other public reference rooms in Washington D.C., New York, New York or Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information with respect to the SEC’s public reference rooms.